Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	ORGANIZED UNDER LAWS OF
ABIOMED Holding Company, Inc.	Delaware
ABIOMED Commercial, LLC	Delaware
ABIOMED R&D, Inc.	Delaware
Breethe, Inc.	Delaware
Precardia, Inc	Delaware
ABIOMED Australia Pte. Ltd	Australia
ABIOMED SARL	France
Precardia SAS	France
ABIOMED Europe, GmbH	Germany
AIS GmbH Aachen Innovative Solutions	Germany
ECP Entwicklungsgesellschaft mbH	Germany
ABIOMED Athlone Ltd	Ireland
ABIOMED Japan KK	Japan
ABIOMED Singapore Pte. Ltd	Singapore
ABIOMED Ltd.	United Kingdom